Exhibit 1.3

CODE OF BUSINESS CONDUCT AND ETHICS

It is the general policy of BranchOut Food Inc. (the “Company”) to conduct its business activities and transactions with the highest level of integrity and ethical standards and in accordance with all applicable laws. This Code of Business Conduct and Ethics (this “Code”) reflects the business practices and principles of behavior that support this commitment. We expect every employee, officer and director to read and understand this Code and its application to the performance of his or her business responsibilities and ethics to the Company. This Code applies to all employees, officers, and directors.

This Code cannot possibly describe every principle or nuance relating to honest and ethical conduct. This Code addresses our conduct that is particularly important with the people and entities with whom we interact. From time to time, we may adopt additional policies and procedures with which our employees, officers and directors are expected to comply. It is the responsibility of each employee, officer, and director to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no stated guideline in this Code.

You should not hesitate to voice your concerns or ask your supervisor or the Chief Financial Officer about whether any conduct you see or hear may violate this Code. In addition, you should be alert to possible violations of this Code by others and report suspected violations, without fear of any form of retaliation. Violations of this Code will not be tolerated. Any employee, officer or director who violates the standards in this Code may be subject to disciplinary action, which, depending on the nature of the violation, may range from a warning or reprimand up to and including termination of employment or relationship with the Company and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.

I.	HONEST AND ETHICAL CONDUCT

It is the policy of the Company to promote the highest standards of integrity by conducting our affairs in an honest and ethical manner.

II.	LEGAL COMPLIANCE

Obeying the law, both in letter and in spirit, is the foundation of this Code. Our success depends upon each employee, officer and director operating within legal guidelines and cooperating with local, national and international authorities. We expect everyone to understand the legal and regulatory requirements applicable to their business departments and areas of responsibility and to comply with all relevant laws, rules and regulations associated with their employment and positions at the Company. This includes laws prohibiting insider trading (which are discussed in further detail below). While we do not expect you to memorize every detail of these laws, rules and regulations, we want you to be able to determine when to seek advice from others. If you do have a question in the area of legal compliance, it is important that you immediately seek answers from your supervisor or the Chief Financial Officer.

III.	INSIDER TRADING

Employees who have access to confidential or non-public information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business. All non-public information about the Company or about companies with which we do business is considered confidential information. To use non-public information in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of non-public information that you supplied, is not only unethical, it is illegal, and you may lose your job and be subject to both civil and criminal proceedings. Employees must exercise the utmost care when handling material non-public information.

We have adopted a separate Company Policy on Insider Trading with which you will be expected to comply as a condition of your employment with the Company. You should consult our Company Policy on Insider Trading for more specific information.

IV.	RESEARCH AND DEVELOPMENT; REGULATORY COMPLIANCE

The research and development of our products may be subject to a number of legal and regulatory requirements. We expect employees to comply with all such requirements.

V.	ENVIRONMENTAL COMPLIANCE

Federal law imposes criminal liability on any person or company that contaminates the environment with any hazardous substance that could cause injury to the community or environment. Violation of environmental laws can involve monetary fines and imprisonment. We expect employees to comply with all applicable environmental laws.

VI.	CONFLICTS OF INTEREST

We respect the rights of our employees to manage their personal affairs and investments and do not wish to impinge on their personal lives. At the same time, employees should avoid conflicts of interest that occur when their personal interests may interfere or appear to interfere in any way with the performance of their duties or the best interests of the Company. A “conflict of interest” occurs when the private interest of an employee interferes in any way, or appears to interfere with the interests of the Company. Conflicts of interest also arise when an employee or a member of his or her family receives improper personal benefits as a result of his or her position with the Company. We expect our employees to be free from influences that conflict with the best interests of the Company or might deprive the Company of their undivided loyalty in business dealings. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest are prohibited unless specifically authorized as described below.

If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of the Company, you must discuss the matter with your supervisor or the Chief Financial Officer. Supervisors may not authorize conflict of interest matters or make determinations as to whether a potential conflict of interest exists without first seeking the approval of the Chief Financial Officer and providing the Chief Financial Officer with a written description of the activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Chief Financial Officer. Officers and directors must seek any authorizations and determinations from the Audit Committee (the “Audit Committee”) of the Board of Directors of the Company (the “Board”), depending on the nature of the conflict of interest.

Conflicts of interests may not always be obvious and clear-cut. This Code does not attempt to describe all possible conflicts of interest which could develop. If you suspect a conflict of interest then it should be brought to the attention of your supervisor, manager or other appropriate personnel. Some of the more common conflicts are set out below.

1.	Employment by (including consulting for) or service on the board of a competitor, customer or supplier or other service provider. Activity that enhances or supports the position of a competitor to the detriment of the Company is prohibited, including employment by, consulting for, or service on the board of a competitor. Employment by, consulting for, or service on the board of a customer or supplier or other service provider is generally discouraged and you must seek written authorization from the Chief Financial Officer in advance if you plan to take such a position.

2.	Investments in companies that do business, seek to do business or compete with us. Employees evaluating ownership in other entities for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and the Company; the employee’s access to confidential information; and the employee’s ability to influence the Company’s decisions. If you would like to acquire a financial interest of that kind, you must seek approval from the Chief Financial Officer in advance. Generally passive investments of not more than one percent of the total outstanding shares of companies listed on a national securities exchange are permitted without the Company’s approval provided that the investment is not so significant either in absolute dollars or percentage of the individual’s total investment portfolio that it creates the appearance of a conflict of interest.

3.	Conducting our business transactions with a family member or a business in which you have a significant financial interest. Related-person transactions must be reviewed in accordance with such policy and will be publicly disclosed to the extent required by applicable laws and regulations.

4.	Taking personal advantage of corporate opportunities. See “Corporate Opportunities” below for further discussion of the issues involved in this type of conflict.

5.	Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with us. See “Gifts and Entertainment” for further discussion of the issues involved in this type of conflict. Loans to, or guarantees of obligations of, employees or their family members by the Company could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law, and applicable law requires that our Board of Directors approve all loans and guarantees to employees. As a result, all loans and guarantees by the Company must be approved in advance by the Board of Directors or the Audit Committee.

VII.	CORPORATE OPPORTUNITIES

You may not take personal advantage of opportunities for the Company that are presented to you or discovered by you as a result of your position with us or through your use of corporate property or information, unless authorized in writing by the Chief Financial Officer. The Board of Directors or the Audit Committee may grant authorization to a director or officer. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Participation in an investment or outside business opportunity that is directly related to our lines of business must be pre-approved. You may not use your position with the Company or our corporate property or information for improper personal gain, nor should you compete with us in any way.

VIII.	ACCURACY OF BOOKS AND RECORDS AND FINANCIAL REPORTING

The integrity of our records and public disclosure depends upon the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly. The making of false or misleading entries is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees, financial institutions, shareholders, debt holders, and federal and state organizations which includes the Securities and Exchange Commission and NASDAQ, and others with whom we do business. As a result, it is important that our books, records, and accounts accurately and fairly reflect our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:

1.	no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;
2.	transactions be supported by appropriate documentation;
3.	the terms of commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;
4.	employees comply with our system of internal controls; and
5.	no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund or account.

Employees who are responsible for accounting matters or contribute to or prepare the Company’s financial statements, periodic reports filed with the Securities and Exchange Commission (the “SEC”) or other public disclosure documents or communications should ensure that our books, records and accounts are accurately maintained, be familiar with our disclosure controls, procedures, and internal controls and take all necessary steps to ensure that all reports filed with or submitted to the SEC and all other public disclosures regarding our business provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. All employees are expected to cooperate fully with our independent auditors and persons performing an internal audit function.

IX.	GIFTS AND ENTERTAINMENT

Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with current or potential suppliers, vendors or partners or facilitate approvals from government officials. The exchange of meals or entertainment (such as tickets to a game or the theatre or a round of golf) is a common and acceptable practice as long as it is not extravagant. Unless express permission is received from a supervisor, the Chief Financial Officer or the Audit Committee, gifts and entertainment cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not excessive in value. This principle of reasonableness applies to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.” Employees should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties. Our customers, suppliers and the public at large should know that our employees’ judgment and decisions are not for sale.

Under some statutes, such as the U.S. Foreign Corrupt Practices Act, giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Discuss with your supervisor or the Chief Financial Officer any proposed entertainment or gifts if you are uncertain about their appropriateness.

X.	PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our financial condition and results of operations. Our property, such as office supplies, computer equipment, products, warehouse supplies and our office, warehouse, research and development space are expected to be used only for our legitimate business purposes.

The obligation to protect the Company’s assets includes the Company’s proprietary information. Proprietary information includes intellectual property (such as trade secrets, patents and trademarks) as well as product development, scientific data, manufacturing, business and marketing plans, databases, records and any non-public financial data or reports.

Any misuse or suspected misuse of our assets must be immediately reported to your supervisor or the Chief Financial Officer.

XI.	CONFIDENTIALITY

One of our most important assets is our confidential and proprietary information. As an employee of the Company, you may learn of information about the Company that is confidential and proprietary. Employees who have received or have access to confidential information should take care to keep this information confidential. Every employee has a duty to refrain from disclosing to any person confidential or proprietary information about our business and our products until that information is disclosed to the public through approved channels. You should also take care not to inadvertently disclose confidential information. Confidential information includes but is not limited to: non-public information that might be of use to competitors or harmful to the Company or its suppliers, vendors or partners if disclosed, such as business, marketing and service plans, financial information, product development, scientific data, manufacturing, laboratory results, designs, databases, customer lists, pricing strategies, personnel data, personally identifiable information pertaining to our employees, patients or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by our customers, suppliers and partners. This information may be protected by patent, trademark, copyright and trade secret laws.

In addition, because we interact with other companies and organizations, there may be times when you learn confidential information about other companies before that information has been made available to the public. You must treat that information in the same manner as you are required to treat our confidential and proprietary information-you may not disclose it. There may even be times when you must treat as confidential the fact that we have an interest in, or are involved with, another company.

In addition to the above responsibilities, if you are handling information protected by any privacy policy published by us, then you must handle that information in accordance with the applicable policy.

XII.	WAIVERS

Any waiver of this Code for executive officers (including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be authorized only by our Board or, to the extent permitted by the rules of any national securities exchange we may be listed on from time to time, and may be disclosed as required by applicable laws, rules and regulations.

XIII.	REPORTING VIOLATIONS OF THE CODE, ENFORCEMENT AND NON-RETALIATION

If you become aware of a suspected or actual violation of this Code, you must promptly report the matter. Failure to report a known violation allows misconduct to go unremedied and is itself grounds for discipline. Ordinarily, the report may be made to the employee’s immediate supervisor who, in tum, must report it to the Chief Financial Officer. Reports concerning potential violations of this Code may also be made directly to the Chief Financial Officer. If the report pertains to concerns regarding questionable accounting or auditing matters, the employee should direct the report to the Chief Financial Officer or to the Chair of the Audit Committee of the Board of Directors. If the report pertains to an actual or suspected violation by an officer or director, the employee should direct the report to the Chief Financial Officer and/or the Audit Committee.

Supervisors must promptly report any complaints or observations of Code violations to the Chief Financial Officer. If you believe your supervisor has not taken appropriate action, you should contact the Chief Financial Officer directly. The Chief Financial Officer will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Neither you nor your supervisor may conduct any preliminary investigation, unless authorized in writing to do so by the Chief Financial Officer. Your cooperation in the investigation will be expected. As needed, the Chief Financial Officer will consult with our Human Resources department, outside legal counsel and the Audit Committee. It is our policy to employ a fair process by which to determine violations of this Code.

If you do not feel comfortable reporting the conduct to your supervisor, you may contact the Company’s Chief Financial Officer directly. You may also report known or suspected violations of this Code to the Company’s Chief Financial Officer on an anonymous basis by mail at BranchOut Food Inc., 205 SE Davis Ave., Bend, OR 97702. All reports of known or suspected violations of the law or this Code will be handled in a confidential and sensitive manner.

If any investigation indicates that a violation of this Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution. Appropriate action may also be taken to deter any future Code violations.

We will not allow retaliation against an employee for reporting in good faith a possible violation of this Code. Retaliation for reporting a violation of this Code is illegal under federal law and prohibited under this Code. Such retaliation will result in discipline up to and including termination of employment and may also result in criminal prosecution. The employee 1s protected from retaliation even if the Company determines that there has not been a violation.